Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS $0.21 DILUTED EARNINGS PER SHARE IN FIRST QUARTER 2013; DECLARES $0.15 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (April 29, 2013) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2013.

“2013 is off to a solid start with $2.5 million of incremental Super Bowl revenues in the first quarter, increased ad spending by our largest advertising category of automotive, and a very good February ratings book that highlighted the importance and popularity of local news,” commented David Smith, President and CEO of Sinclair.  “The market for television stations remains robust, and we are pleased that we have been able to obtain quality assets at accretive prices.  We are excited the Barrington Broadcasting, Fisher Communications and certain of the COX Media Group stations will soon be joining us.  We intend to continue analyzing and evaluating opportunities to acquire additional television station assets towards creating greater scale for our operations and value for our shareholders.”

Financial Results:

Net broadcast revenues from continuing operations were $252.9 million for the three months ended March 31, 2013, an increase of 32.5% versus the prior year period result of $190.9 million.  The Company had operating income of $63.7 million in the three-month period, as compared to operating income of $59.9 million in the prior year period.  Net income attributable to the Company was $17.0 million in the three-month period, versus net income of $29.4 million in the prior year period.

The Company reported diluted earnings per common share of $0.21 for the three-month period ended March 31, 2013 versus diluted earnings per common share of $0.36 in the prior year period.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WLAJ-TV, our ABC affiliate in Lansing, Michigan which closed in March 2013, and for the sale of WLWC-TV, our CW affiliate in the Providence, RI/New Bedford, MA market which closed in April 2013.  Therefore, the related results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior current year amounts have been reclassified to conform to current year GAAP presentation.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $0.9 million in the first quarter 2013 versus $3.6 million in first quarter 2012.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 32.8% in the first quarter 2013, while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 31.5% versus the first quarter 2012.  Excluding political revenues, local net broadcast revenues were up 33.2% and national net broadcast revenues were up 40.0% in the first quarter 2013 versus the first quarter of 2012.  On a same station basis, excluding political revenues, local net broadcast revenues were up 7.1%, while national net broadcast revenues were down 1.4%, versus the first quarter of 2012.

•                  Advertising categories, on a same station basis, that reported the largest spending increases in the first quarter 2013, as compared to the same period last year, were automotive, which was up 6.8%, telecommunications, retail, and direct response.  Categories that declined were services, schools, medical, and restaurants.

•                  Effective January 1, 2013, the Company entered into a six-year affiliation agreement with the CBS Network for our Portland, ME and Cedar Rapids, IA affiliates, expiring December 31, 2018.

•                  In February 2013, the Company entered into a multi-year retransmission consent agreement with DirecTV.

•                  In February 2013, the Company entered into an agreement to purchase certain stock and/or broadcast assets of four television stations, located in four markets, owned by COX Media Group (“COX”) for $99.0 million less $4.3 million of working capital and entered into an agreement to provide sales services to one other station. The transaction is expected to close in the second quarter of 2013 subject to the approval of the FCC.

•                  In February 2013, the Company entered into an agreement to purchase the broadcast assets of 18 television stations owned by Barrington Broadcasting Group (“Barrington”) for $370.0 million, less amounts to be paid by third parties, and entered into agreements to operate or provide sales services to another six stations. In addition, the Company entered into an agreement to sell its station WSYT-TV (FOX) and assign its LMA with WNYS-TV (MNT) in Syracuse, NY, and sell its station in Peoria IL, WYZZ-TV (FOX). The transactions are expected to close late in the second quarter /early in the third quarter of 2013 subject to the approval of the FCC and customary antitrust clearance.

•                  In February 2013, in connection with the announcement of the Cox and Barrington acquisitions, the Company announced a small market television acquisition strategy through a newly-formed operating unit, Chesapeake Television, Inc. (‘‘Chesapeake TV’’).  We also announced the hiring of Steven Pruett as Chief Operating Officer of Chesapeake TV.  Mr. Pruett, who most recently served as Chief Executive Officer of Communications Corporation of America’s 25 television station group, will oversee the growth and development of our small market strategy.

•                  In April 2013, the Company entered into a definitive merger agreement to acquire Fisher Communications, Inc. (“Fisher”) for $373.3 million, less $20.0 to $25.0 million of expected working capital at closing. Under the terms of the merger agreement, Fisher shareholders will receive $41.00 in cash for each share of Fisher common stock they own. Fisher owns 20 television stations in eight markets, reaching 3.9% of U.S. television households, and four radio stations in the Seattle market.  Additionally, Fisher previously entered into an agreement to provide certain operating services for three television stations, including two simulcasts, pending regulatory approval.  The transaction is expected to close in the third quarter of 2013 subject to the approval of the FCC, antitrust clearance, the affirmative vote of two-thirds of Fisher’s outstanding shares and customary closing conditions.

•                  Effective March 1, 2013, the Company closed on the sale of WLAJ-TV (ABC) in Lansing, MI for $14.4 million.

•                  Effective April 1, 2013, the Company closed on the sale of WLWC-TV (CW) in the Providence, RI/New Bedford, MA market for $13.75 million.

•                  In April 2013, the Company paid the last installment payment to the FOX Network pursuant to its affiliation agreement entered into in May 2012 in the amount of $25.0 million.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $25.8 million in cash and cash equivalents, was $2,245.0 million at March 31, 2013 versus net debt of $2,250.5 million at December 31, 2012.

•                  On April 2, 2013, we issued $600.0 million of 5.375% Senior Unsecured Notes due 2021.

•                  On April 9, 2013, we entered into an Amended and Restated Bank Credit Agreement (“BCA”) to increase the availability under our revolving line of credit, replace our existing term loans and provide more flexibility under certain restrictive covenants.  The new BCA consists of a $100.0 million revolving line of credit priced at LIBOR plus 2.25% and due April 2018; $500.0 million in tranche A term loans priced at LIBOR plus 2.25% and due April 2018, of which $445.0 million will be a delayed draw to fund acquisitions and general corporate purposes; and $400.0 million of tranche B term loans priced at LIBOR plus 2.25% with a 0.75% LIBOR floor and due April 2020.

•                  As of March 31, 2013, 52.9 million Class A common shares and 28.8 million Class B common shares were outstanding, for a total of 81.7 million common shares outstanding.

                        On March 15, 2013, the Company paid a $0.15 per share quarterly cash dividend to its shareholders.

•                 Capital expenditures in the first quarter 2013 were $7.5 million.

•                  Program contract payments for continuing operations were $22.1 million in the first quarter 2013.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

The management fees associated with the Freedom Communications (“Freedom”) local marketing agreement, which was terminated April 1, 2012 upon acquisition, are reflected in other net broadcast revenues.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, our ability to consummate the offering of the Class A common stock, to obtain necessary approvals for announced acquisitions, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as its comes due, our ability to integrate acquired businesses and maximize operating synergies, our ability to implement our new small market strategy, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its second quarter 2013 and full year 2013 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in this “Outlook” section are forward-looking and, therefore, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

The term “Acquisition(s)” in this Outlook section refers to the inclusion of the Freedom stations (acquired on April 1, 2012), the Newport stations and KBTV station (acquired on December 1, 2012) the GoCom stations (acquired on December 31, 2012), the COX stations (assuming they are acquired on May 1, 2013), and the Barrington stations (assuming they are acquired on July 1, 2013).  The Fisher stations are not included in the Outlook section.

“The first quarter momentum is continuing into the second quarter, especially in the automotive category, which we expect to be up by mid to high single digit percents on a same station basis,” commented David Amy, EVP and CFO.  “The acquisitions which closed at the end of 2012 have transitioned smoothly into the organization and our culture, and we are on track with the launching of our small market television operation.”

•                  The Company expects second quarter 2013 station net broadcast revenues from continuing operations, before barter, to be approximately $277.0 million to $279.3 million, up 27.3% to 28.4% as compared to second quarter 2012 results of $217.6 million.  This assumes approximately $1.4 million in political revenues in the second quarter 2013, as compared to $11.4 million in the second quarter 2012.  The 2013 second quarter net broadcast revenue estimates assume $48.8 million related to the Acquisitions.  Excluding the Acquisitions, same station net broadcast revenues in the second quarter 2013 are estimated to be up 4.9% to 6.0% versus the second quarter 2012, and up 10.1% to 11.2% excluding political.

•                  The Company expects barter revenue to be approximately $21.5 million in the second quarter 2013.

•                  The Company expects barter expense to be approximately $21.5 million in the second quarter 2013.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, to be approximately $141.0 million in the second quarter and $607.1 million for 2013, as compared to the 2012 actuals of $104.2 million and $426.8 million for the second quarter and year, respectively.  The 2013 estimates assume $24.0 million and $148.6 million related to the Acquisitions for the quarter and year, respectively.   The 2013 expense forecast includes $2.0 million of stock-based compensation expense for the year, as compared to $1.6 million for 2012.  Excluding the Acquisitions, same station television expenses are expected to be up approximately 12.4% and 11.1% in the second quarter and full year 2013, respectively.  This assumes the stations are at full staffing levels and maximum bonus potential, as well as higher reverse retransmission fees on the retransmission renewals and the addition of the CBS stations.

•                  The Company expects program contract amortization expense to be approximately $19.0 million in the second quarter and $82.0 million for 2013, as compared to the 2012 actuals of $15.2 million and $61.0 million for the quarter and year, respectively.  The 2013 estimates assume $2.2 million and $11.6 million for the quarter and year respectively, related to the Acquisitions.

•                  The Company expects program contract payments to be approximately $22.7 million in the second quarter and $88.9 million for 2013, as compared to the 2012 actuals of $18.2 million and $69.0 million for the quarter and year, respectively.  The 2013 estimates assume $3.3 million and $13.2 million for the quarter and year respectively, related to the Acquisitions.

•                  The Company expects corporate overhead to be approximately $11.0 million in the second quarter 2013, which includes $1.4 million of stock-based compensation, and $43.0 million for the full year, as compared to the 2012 actuals of $7.5 million and $33.4 million for the quarter and year, respectively.  The increase includes expenses related to the Chesapeake TV small market operating group and costs associated with the Acquisitions.  Stock-based compensation expense for 2013 is expected to be approximately $6.8 million as compared to $4.2 million for 2012.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.2 million of income in the second quarter and $10.8 million of income for 2013 (assuming current equity interests), as compared to the 2012 actuals of $1.6 million of  income in the quarter and $8.0 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $15.0 million in the second quarter and $66.8 million for 2013 (assuming the capital expenditure assumptions below), as compared to the 2012 actuals of $12.1 million and $47.1 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $14.7 million in the second quarter and $63.2 million for 2013, as compared to the 2012 actuals of $10.0 million and $38.1 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $48.6 million in the second quarter and $177.6 million (approximately $167.2 million on a cash basis) for 2013, assuming no changes in the current interest rate yield curve, the 5.375% Notes issued in April 2013, the refinancing of the BCA in April 2013, and changes in debt levels based on the assumptions discussed in this “Outlook” section.  The second quarter 2013 expectation includes $4.8 million of one-time interest expense associated with the refinancing fees for the BCA.  The interest expense expectation compares to the

2012 actuals of $29.3 million and $128.4 million ($117.5 million on a cash basis) for the second quarter and year, respectively.

•                  The Company expects to record in the second quarter a non-cash loss from extinguishment of debt in the amount of approximately $16.3 million associated with the write-down of deferred financing fees and original issue discount associated with the prior bank agreement.

•                  The Company expects a current tax provision from continuing operations of approximately $2.2 million and $26.4 million in the second quarter and for the full year 2013, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 38.3% and 36.5% for the second quarter and 2013, respectively.  The Company expects to pay cash taxes of $27.2 million for 2013.

•                  The Company expects to spend approximately $13.2 million in capital expenditures in the second quarter and approximately $48.0 million for 2013.  The 2013 estimate assumes $12.8 million related to the Acquisitions.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter 2013 results on Monday, April 29, 2013, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair Broadcast Group, Inc. is the largest and one of the most diversified television broadcasting companies.  Including pending acquisitions, the Company will own and operate, program or provide sales services to 134 television stations in 69 markets.  Sinclair’s television portfolio will consist of 29 FOX, 24 CBS, 21 CW, 20 MNT, 19 ABC, 14 NBC, 5 Univision, 1 Independent, and 1 Azteca station.  Sinclair’s television group will reach approximately 34% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
REVENUES:
Station broadcast revenues, net of agency commissions	$252,925	$190,888
Revenues realized from station barter arrangements	18,230	17,538
Other operating divisions revenues	11,463	13,948
Total revenues	282,618	222,374
OPERATING EXPENSES:
Station production expenses	80,433	59,797
Station selling, general and administrative expenses	51,938	35,712
Expenses recognized from station barter arrangements	16,014	16,124
Amortization of program contract costs and net realizable value adjustments	18,861	14,100
Other operating divisions expenses	9,869	12,290
Depreciation of property and equipment	14,595	9,271
Corporate general and administrative expenses	11,250	9,367
Amortization of definite-lived intangible assets	16,002	5,819
Total operating expenses	218,962	162,480
Operating income	63,656	59,894
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(37,697)	(27,387)
Loss from extinguishment of debt	—	(335)
Income (loss) from equity and cost method investments	(1,052)	1,276
Other income, net	457	471
Total other expense	(38,292)	(25,975)
Income from continuing operations before income taxes	25,364	33,919
INCOME TAX PROVISION	(8,849)	(4,794)
Income from continuing operations	16,515	29,125
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations, includes income tax provision of $292 and $67, respectively	355	(51)
NET INCOME	16,870	29,074
Net loss attributable to the noncontrolling interests	127	285
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$16,997	$29,359
Dividends declared per share	$0.15	$0.12

BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Earnings per share from continuing operations	$0.20	$0.36
Earnings per share	$0.21	$0.36
Weighted average common shares outstanding	81,191	80,852
Weighted average common and common equivalent shares outstanding	82,064	81,127

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$16,642	$29,410
Income (loss) from discontinued operations, net of tax	355	(51)
Net income	$16,997	$29,359

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	March 31, 2013	December 31, 2012
Cash & cash equivalents	$25,825	$22,865
Total current assets	292,932	304,448
Total long term assets	2,441,596	2,425,249
Total assets	$2,734,528	$2,729,697

Current portion of debt	48,456	49,326
Total current liabilities	311,164	307,600
Long term portion of debt	2,222,406	2,224,053
Total long term liabilities	2,520,651	2,522,150
Total liabilities	2,831,815	2,829,750

Total stockholders’ deficit	(97,287)	(100,053)
Total liabilities & stockholders’ deficit	$2,734,528	$2,729,697

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

Three Months Ended March 31, 2013
Net cash flow from operating activities	$49,702
Net cash flow used in investing activities	(14,942)
Net cash flow used in financing activities	(31,800)

Net increase in cash & cash equivalents	2,960
Cash & cash equivalents, beginning of period	22,865
Cash & cash equivalents, end of period	$25,825